Exhibit 21.1

Subsidiaries of Aureus, Inc.

Name of Subsidiary	State or other jurisdiction of incorporation or organization	Name(s) under which subsidiary does business
YIC Acquisitions Corp.	Nevada	YIC Acquisitions Corp.